UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 24, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-23071	31-1241495
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey, 07094
(Address of Principal Executive Offices) (Zip Code)

(201) 558-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

This current report on Form 8-K/A is being filed by The Children’s Place Retail Stores, Inc. (the “Company”) pursuant to Instruction 2 to Item 5.02 of Form 8-K to amend the Form 8-K filed on October 1, 2007. The original Form 8-K announced that on September 26, 2007, the Board of Directors of the Company (the “Board”) elected Mr. Charles Crovitz, a current Board member, as Interim Chief Executive Officer (“Interim CEO”). At the time of the original 8-K, the compensation arrangements for Mr. Crovitz had not yet been determined by the Board.

On November 20, 2007, in connection with his election as Interim CEO, the Company entered into an employment agreement term sheet (the “Term Sheet”) with Mr. Crovitz outlining the compensatory arrangements that he shall receive for serving as Interim CEO.

The Term Sheet provides that Mr. Crovitz will serve as our Interim CEO commencing as of October 1, 2007 until the earlier of (i) the end of fiscal 2008 or (ii) the selection and commencement of service of a permanent CEO. Pursuant to the Term Sheet, Mr. Crovitz shall receive an annual salary of $1 million, payable in accordance with the Company’s normal payroll practices. However, in all events, salary payments will be made for a minimum of six months (through March 2008), even if Mr. Crovitz’s employment period ends earlier. If Mr. Crovitz’s employment ends before the end of fiscal 2008 because a permanent CEO commences service, the Company shall retain him as a consultant for the two months following the termination of employment to provide assistance as requested in transitioning the chief executive responsibilities. Mr. Crovitz shall receive a consulting fee for each of these months equal to his pro rated monthly salary of $83,333. If Mr. Crovitz’s employment continues into fiscal 2008, he will be entitled to participate in the Company’s annual management incentive bonus program in which other senior executives participate for fiscal 2008. His target bonus will be $1 million and his bonus will be based on the same performance criteria and other terms applicable to other senior executives including payment of any bonus earned at the beginning of fiscal 2009 but without a requirement for continued employment at the time of payment. If Mr. Crovitz’s employment terminates before the end of fiscal 2008, he shall be entitled to a pro rated portion of any bonus otherwise earned.

As soon as practicable after the Company is legally able to resume making equity awards, and whether or not Mr. Crovitz’s employment has then terminated, Mr. Crovitz is entitled to receive a restricted stock grant of the number of shares then having a fair market value of $1 million. The shares shall vest ratably on a monthly basis over the 36 month period starting in October 2007 as long as employment continues or, after termination of employment (unless by reason of dismissal for cause or resignation without good reason), service as a director. If Mr. Crovitz’s service as a director is terminated as result of Mr. Crovitz not being re-nominated for election as a director or, if re-nominated, he is not re-elected to serve as a director, any shares then remaining unvested will vest. In addition, the entire award shall vest upon a change in control of the Company. Notwithstanding this vesting schedule, Mr. Crovitz is not allowed to sell any of the shares until the beginning of fiscal 2010, except that if all such restricted stock grant has become fully vested for any reason or upon the one year anniversary of Mr. Crovitz’s termination of employment for any reason, all of the then vested shares will become immediately saleable.

Mr. Corvitz will be entitled to participate in all executive benefit plans, and will be provided substantially the same benefits and perquisites, from time to time maintained by the Company for senior executives, except that additional incentive awards will not be provided and, in lieu of the Company providing a car to Mr. Crovitz, the Company will provide him with (or reimburse him for) a car service to/from Manhattan to the Company’s offices on an as-needed and reasonable basis.

In connection with his appointment as Interim CEO, Mr. Crovitz will be required to temporarily relocate to the New York metropolitan area. Accordingly, Mr. Corvitz’s employment agreement also provides that he is entitled to a $15,500 a month housing allowance for rental of an apartment in Manhattan. In addition, the Company is responsible for commissions, security deposit and any lease termination costs on such apartment. Mr. Crovitz shall also receive a furniture rental allowance of, up to $2,000 per month. Mr. Crovitz shall also receive round trip airfare (business class) to his permanent residence in Martha’s Vineyard twice per month during fiscal 2007 and once per month during fiscal 2008. The Company will also make “gross up” payments to Mr. Crovitz sufficient to cover the income taxes he will incur as a result of the Company bearing these costs and his receiving such payments.

In addition, the Company has agreed to indemnify Mr. Crovitz and provide him with directors and officers liability insurance to the same extent provided for other senior executives. Upon termination of his employment, Mr. Crovitz shall provide the Company a release of all claims against the Company in the form customarily provided to the Company by departing executives. Following termination of his employment, Mr. Crovitz will be subject to substantially the same (i) confidentiality and (ii) non-competition and non-solicitation restrictions as apply under the Company’s form of agreement used in connection with its 2005-2007 performance share plan, for a term not in excess of one year in the case of the obligations under clause (ii).

It is expected that the Company and Mr. Crovitz will promptly enter into definitive employment and equity award agreements reflecting terms consistent with the Term Sheet, at which time such agreements shall supersede the Term Sheet.

[SIGNATURE BLOCK FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Susan Riley
Name: Susan Riley
Title: Executive Vice President, Finance and Administration

Dated: November 21, 2007